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                                                                  EXHIBIT 4.12


                               HAWAIIAN AIRLINES, INC.

                        1996 STOCK INCENTIVE PLAN, AS AMENDED

              SECTION 1.  PURPOSE OF PLAN

              The purpose of this 1996 Stock Incentive Plan, as amended (this "Plan") of Hawaiian Airlines, Inc., a Hawaii corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees by providing for or increasing the proprietary interests of such employees in the Company.

              SECTION 2.  PERSONS ELIGIBLE UNDER PLAN

              Any person, including any director of the Company, who is an employee of the Company (an "Employee") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder. In addition, C.J. David Davies shall be eligible to be considered for the grant of Awards hereunder.

              SECTION 3.  AWARDS

              (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Employee that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of Class A Common Stock, par value $.01 per share, of the Company ("Common Shares") or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award." If the Company's Amended and Restated Articles of Incorporation are amended to eliminate the Company's
Class B Common Stock and designate the Class A Common Stock as "Common
Stock", following such amendment all references herein to Class A Common
Stock shall be deemed to refer to Common Stock.

              (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

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              (c)  Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

              (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

                   (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

                        (A) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property,

                        (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

                        (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee;

                   (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

                   (iii) a provision required in order for such Award to qualify as an incentive stock option (an "Incentive Stock Option") under
    Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the recipient of such Award is eligible under the Code to receive an Incentive Stock Option.

              (e) Notwithstanding any other provision of this Plan, no Employee shall to be granted options for in excess of 300,000 shares of Class A Common Stock during any 12-month period. This limitation is intended to satisfy the requirements of Section 162(m) of the Code so that compensation attributable to Awards hereunder qualify as performance-based compensation under Section 162(m) of the Code. The limitation under this Section 3(e) shall be subject to adjustment under Section 7 hereof, but only to the extent permitted under Section 162(m) of the Code.

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              SECTION 4.  STOCK SUBJECT TO PLAN

              (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 2,000,000, subject to adjustment as provided in Section 7 hereof; provided, however, that adjustments pursuant to Section 7 shall be limited to those that will not adversely affect the status of options as Incentive Stock Options under Section 422 of the Code.

              (b) The aggregate number of Common Shares issued and issuable pursuant to all Awards (including Incentive Stock Options) granted under this Plan shall not exceed 2,000,000 subject to adjustment as provided in Section 7 hereof.

              (c) For purposes of Section 4(b) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

                   (i) the number of Common Shares that were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

                   (ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

                   (iii) the maximum number of Common Shares issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

              SECTION 5.  DURATION OF PLAN

              Awards shall not be granted under this Plan after April 30, 2006. Although Common Shares may be issued after April 30, 2006 pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after April 30, 2016.

              SECTION 6.  ADMINISTRATION OF PLAN

              (a) This Plan shall be administered by a committee of the Board (the "Committee") consisting of two or more directors, each of whom is a "disinterested person"


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(as such term is defined in Rule 16b-3 promulgated under the  Exchange Act, as such Rule may be amended from time to time).

              (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

                   (i) adopt, amend and rescind rules and regulations relating to this Plan;

                   (ii) determine which persons are Employees and to which of such Employees, if any, Awards shall be granted hereunder;

                   (iii) grant Awards to Employees and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

                   (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

                   (v) interpret and construe this Plan and the terms and conditions of all Awards granted hereunder.

              SECTION 7.  ADJUSTMENTS

              If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction or this Plan shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan,
(b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan as provided in Section 4 hereof, and (c) the maximum number of Common Shares for which options may be granted during any one calendar year, as provided in Section 3(e) hereof. Notwithstanding the foregoing, no such adjustment shall be made in connection with a distribution of rights to purchase shares of the Company's Common Stock if such distribution is being made pursuant to Section 6.9 of that certain Stock Purchase Agreement dated as of December 8, 1995 between the Company and Airline Investors Partnership, L.P.

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              SECTION 8.  AMENDMENT AND TERMINATION OF PLAN

              The Board may amend or terminate this Plan at any time and in any manner, provided that no such amendment or termination shall deprive the recipient of any Award or Nonemployee Director Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

              SECTION 9.  EFFECTIVE DATE OF PLAN

              This Plan shall be effective as of May 1, 1996, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the outstanding voting securities of the Company at a meeting duly held in accordance with the laws of the State of Hawaii.

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